As filed with the Securities and Exchange Commission on January 4, 2016

File Nos.                      33-18647
811- 05398

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
__________________________________

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF l933

Pre-Effective Amendment No.

Post-Effective Amendment No. 65      X

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF l940

Amendment No. 66      X
________________________________

AB VARIABLE PRODUCTS SERIES FUND, INC.
(Exact Name of Registrant as Specified in Charter)

1345 Avenue of the Americas, New York, New York l0105
(Address of Principal Executive Office) (Zip Code)

Registrant's Telephone Number, including Area Code:
(800) 221-5672
________________________________

EMILIE D. WRAPP
AllianceBernstein L.P.
1345 Avenue of the Americas
New York, New York l0105
(Name and address of agent for service)

Copies of communications to:
Kathleen K. Clarke
Seward & Kissel LLP
901 K Street, NW
Suite 800
Washington, DC  20001

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

Explanatory Note

This Post-Effective Amendment consists of the following:

1.   Facing Sheet of the Registration Statement.

2.   Exhibit (h)(8) of Item 28 of the Registration Statement.

3.   Exhibit (h)(9) of Item 28 of the Registration Statement.

4.   Other Exhibits of Item 28 of the Registration Statement.

5.   Registration Statement signature page.

The sole purpose of this Post-Effective Amendment filing is to file as exhibits the Expense Limitation Agreement and Acquired Fund Fee and Expense Waiver Agreement for the Multi-Manager Alternative Strategies Portfolio and Powers of Attorney, as required by Item 28 of this Registration Statement on Form N-1A.  This Post-Effective Amendment incorporates by reference the following parts of this Registrant's Post-Effective Amendment No. 63, filed April 30, 2015.

Part A
Part B
Part C (except for Exhibits (h)(8), (h)(9) and Other Exhibits of Item 28 and the Signature Page)

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Post-Effective Amendment to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City and State of New York, on the 4th day of January, 2016.

AB VARIABLE PRODUCTS SERIES FUND, INC.
By:	Robert M. Keith *
Robert M. Keith
President

Pursuant to the requirements of the Securities Act of l933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

	Signature	Title	Date

(1)	Principal Executive Officer:

	Robert M. Keith* Robert M. Keith	President and Chief Executive Officer	January 4, 2016

(2)	Principal Financial and Accounting Officer:

	/s/ Joseph J. Mantineo Joseph J. Mantineo	Treasurer and Chief Financial Officer	January 4, 2016

(3)	All of the Directors:

John H. Dobkin*
Michael J. Downey*
William H. Foulk, Jr.*
D. James Guzy*
Nancy P. Jacklin*
Garry L. Moody*
Robert M. Keith*
Marshall C. Turner, Jr.*
Earl D. Weiner*

	*By: /s/ Stephen J. Laffey Stephen J. Laffey (Attorney-in-fact)		January 4, 2016

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PART C

OTHER INFORMATION

Index to Exhibits

Exhibit No.                                                                                    Description of Exhibits

(h)(8)                                                                      Form of Expense Limitation Agreement

(h)(9)                                                                      Form of Acquired Fund Fee and Expense Waiver Agreement

Other Exhibits                                              Powers of Attorney

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